AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVP, INC.

AVP, Inc., a Delaware corporation, hereby certifies as follows:

FIRST: The Corporation's name is AVP, Inc. and the Corporation was originally incorporated on May 12, 1994 under the name Malone Road Investments, Ltd.

SECOND: The Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE: The name of the Corporation is AVP, Inc.

ARTICLE TWO: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE FOUR: The total number of shares of all classes which the Corporation is authorized to have outstanding is 82,000,000 shares of which stock 80,000.000 shares, par value of $.001 each, shall be Common Stock and 2,000,000 shares, par value of $.001 each, shall be Preferred Stock, including 116,412 shares of Series B Convertible Preferred Stock ("Series B Stock"). The board of directors is expressly vested with authority to provide for the issue of Preferred Stock in series, having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions ("Designations") as shall be stated in the resolution or resolutions providing for such issue.

The Designations of the Series B Stock are as follows:

1. *Dividend Rights.* Holders of Series B Stock shall be entitled to receive, pari passu with holders of Common Stock, all cash or in-kind dividends or distributions on an as converted basis from time to time at any time declared, set aside, or paid by the Corporation, in an amount that would have been received by the holders of Series B Stock (assuming, for purposes of the calculation, that the holders of Series B Stock had lawfully converted such Series B Stock into shares of Common Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive such distribution at the then-applicable Series B Stock Conversion Rate), in each case only when, as and if declared by the Board of Directors of the Corporation (the "Board"), and, in the case of cash dividends, only out of funds that are legally available therefor. Such dividends shall be non-cumulative.

2. *Voting Rights*. The Series B Stock shall vote with the shares of Common Stock of the Corporation on an as converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as holders of Common Stock, in either case upon the following basis: each holder of shares of Series B Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

In addition, the Corporation shall not, without the prior approval of the holders of at least a majority of the then issued and outstanding shares of the Series B Stock voting as a separate class:

(a) issue or create any series or class of equity securities with rights in parity with or superior to such series or increase the rights or preferences of any series or class of equity securities having rights or preferences that are junior to such series so as to make the rights or preferences of such series or class in parity with or senior to such; or

(b) amend, alter, or repeal the preferences, special rights, or other powers of the such so as to adversely effect the holders of such series.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Corporation, the holders of Series B Stock shall be entitled to be paid out of the assets of the Corporation, pari passu with any other series of preferred stock equal to the Series B Stock, an amount per share ("Issue Price") of Series B Stock equal to $33.93(as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared and unpaid dividends on such shares of Series B Stock for each share of Series B Stock held by them.

(b) After the payment of the full liquidation preference of the Series B Stock as set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of any preferred stock junior to the Series B Stock, if any, and to the holders of the Common Stock, and the holders of Series B Stock shall not participate in any such distribution.

(c) The following events shall be considered a "liquidation" for purposes of this Section 3:

(i) any consolidation, merger, reorganization, recapitalization or sale in one or more related transactions of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or sale of securities of the Corporation, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or sale, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger, reorganization or sale,

or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "Acquisition"); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

(d) If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Stock of the liquidation preferences set forth in Section 3(a), then such assets shall be distributed among the holders of Series B Stock and any holders of any other preferred stock equal to the Series B Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4. *Redemption.* There shall be no obligation on the part of the Corporation to redeem any shares of Series B Stock; however, the Corporation may redeem the Series B Stock after the fifth anniversary of issuance on thirty (30) days written notice to the holders of the Series B Stock at a price per share of Series B Stock equal to the Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all declared and unpaid dividends on such shares of Series B Stock for each share of Series B Stock held by them.

5. *Conversion Rights.* The holders of Series B Stock shall have the following rights with respect to the conversion of Series B Stock into shares of Common Stock (the "Conversion Rights"):

(a) *Optional Conversion.* Subject to and in compliance with the provisions of this Section 5, any shares of Series B Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Stock initially shall be entitled upon conversion shall be 24.3 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series B Stock Conversion Rate").

(b) *Fractional Shares.* No fractional shares of Common Stock shall be issued upon conversion of Series B Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

(c) *Reservation of Stock Issuable Upon Conversion.* The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Stock. If at any time the number of authorized

but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Stock. the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) *Notices.* Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(e) *Mechanics of Conversion.* Each holder of Series B Stock who converts the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series B Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(f) *Adjustment for Stock Splits and Combinations.* If the Corporation shall at any time or from time to time after the date that the first share of Series B Stock is issued (the "Series B Stock Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Series B Stock, the Series B Stock Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Series B Stock Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series B Stock. the Series B Stock Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) *Adjustment for Common Stock Dividends and Distributions.* if the Corporation at any time or from time to time after the Series B Stock Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock. in each such event the Series B Stock Conversion Rate that is then in effect shall be increased as of the time of such

issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Stock Conversion Rate then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Stock Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Stock Conversion Rate shall be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

(h) *Adjustments for Other Dividends and Distributions.* If the Corporation at any time or from time to time after the Series B Stock Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series B Stock or with respect to such other securities by their terms.

(i) *Adjustment for Reclassification, Exchange and Substitution.* If at any time or from time to time after the Series B Stock Original Issue Date, Common Stock issuable upon the conversion of Series B Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series B Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Stock could have been convened immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof

(j) *Reorganizations, Mergers, Consolidations or Sales of Assets.* If at any time or from time to time after the Series B Stock Original Issue Date, there is a capital reorganization of Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of Series B Stock shall thereafter be entitled to receive upon conversion of Series B Stock the number of shares of stock or other

securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(k) *Sale of Shares Below the Series B Stock Conversion Price.*

(i) If at any time or from time to time after the Series B Stock Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (k) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(h) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(f) above, for an Effective Price (as hereinafter defined) per share less than the quotient obtained by dividing the Issue Price by the Series B Stock Conversion Rate ("Series B Stock Conversion Price"), then and in each such case the then existing Series B Stock Conversion Rate shall be increased, as of the opening of business on the date of such issue or sale, to a price determined by dividing the Series 13 Stock Conversion Rate by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (k)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Stock Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, and (B) the number of shares of Common Stock into which the then outstanding shares of Series B Stock could be converted if fully converted on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 5(k), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and before deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be

allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 5(k), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Stock Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the maximum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the maximum amounts of consideration, if any, payable to the Corporation upon the conversion thereof; provided that if in the case of Convertible Securities the maximum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the maximum amounts of consideration without reference to such clauses; provided further that if the maximum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the maximum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased maximum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Stock Conversion Rate, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Stock Conversion Rate as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Stock Conversion Rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Stock.

(iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(k), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of the Series B Stock; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights thereafter (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued to employees, officers or directors of, or consultants, advisors, advisory board members or committee members to, the Corporation pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) shares of Common Stock issued pursuant to mergers, acquisitions or other similar transactions approved by the Board; and (4) all issuances in connection with strategic partnerships, strategic alliances, joint ventures, or any other similar transaction approved by the Board. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(k), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(k), for such Additional Shares of Common Stock.

(l) *Certificate of Adjusunent.* In each case of an adjustment or readjustment of the Series B Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Series B Stock, if Series B Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series B Stock Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Stock.

(m) *Notices of Record Date.* Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition,

reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

6. *Mandatory Conversion.* At any time commencing one year after the issuance of shares of Series B Stock the Corporation may send a notice of conversion to the holders of the Series B Stock, provided: (i) all shares of Common Stock underlying the Series B Stock have been registered for resale with the Securities and Exchange Commission, and such registration statement is effective at the time such notice of conversion is sent to the holders of the Series B Stock, (ii) the Common Stock is quoted on the Over-The-Counter Bulletin Board ("OTCBB") or a similar electronic quotation system or stock exchange, (iii) the closing price per share, or the average of the closing bid and ask price per share of Common Stock, if applicable, has been at least twice the quotient obtained by dividing the redemption price of the Series B Stock by 243 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for thirty (30) consecutive trading days prior to a notice of conversion, and (iv) the average daily trading volume of the Common Stock as reported on the OTCBB, or other electronic quotation system or stock exchange as then listed, averages at least 2,000,000 shares of Common Stock for each of the thirty (30) consecutive trading days prior to a notice of conversion, the Corporation may send the holders a notice of conversion.

Upon the sending of such notice, all shares of Series B Stock shall be converted into Common Stock at the Series B Stock Conversion Rate then in effect (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(g) above. Upon such automatic conversion, the outstanding shares of Series B Stock shall be converted automatically without any further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

7. *No Reissuance of Series B Stock.* No share or shares of Series B Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; but shall resume the status of authorized but unissued Preferred Stock.

8. *No Preemptive Rights.* No stockholders of the Corporation, including, without limitation, the holders of Series B Stock, shall have preemptive rights.

ARTICLE FIVE: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall otherwise provide. The number of directors of the Corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

ARTICLE SIX: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE SEVEN: A director of the Corporation shall not be personally liable for monetary damages to the Corporation or its stockholders for breach of any fiduciary duty as a

director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.

<u>THIRD</u>: The foregoing amendment and restatement of the Certificate of incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, AVP, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Leonard Armato its Chief Executive Officer, this 15th day of December, 2005.

AVP, INC.

a Delaware corporation

By: /s/ Leonard Armato
Leonard Armato, CEO

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AVP, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF DECEMBER, A.D. 2005, AT 3:25 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SIXTEENTH DAY OF DECEMBER, A.D. 2005.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2402270 8100

051020668

AUTHENTICATION: 4373414

DATE: 12-14-05

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

AVP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is AVP, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

"FOURTH: The total number of shares of all the classes which the Corporation is authorized to issue is Three Hundred Two Million (302,000,000) shares, of which Three Hundred Million (300,000,000) shares, par value $.001, shall be common stock, and Two Million (2,000,000) shares, par value $.001 shall be preferred stock. Each ten shares of common stock outstanding on the date that this amendment is filed with the Secretary of State shall be combined into one share of common stock. As of the close of business on the effective date of the filing and effectiveness of this amendment, each holder of record of the Corporation's common stock shall be entitled to receive, upon surrender of a stock certificate, a certificate or certificates representing one share of common stock, for every ten shares of common stock, represented by the surrendered certificate or certificates of such holder; provided, however, that no fractional shares of common stock shall be issued, and in lieu of issuing such fractional shares, the Corporation's transfer agent shall pay the holder its proportional interest in the proceeds of sale of all aggregated fractions."

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This amendment shall become effective on December 16, 2005.

5. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on December 7, 2005.

/s/ Leonard Armato
Leonard Armato, CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:25 PM 12/14/2005
FILED 03:25 PM 12/14/2005
SRV 051020668 - 2402270 FILE